Exhibit 99.1

ContraVir Pharmaceuticals Appoints John Sullivan-Bolyai, M.D., MPH, as Chief Medical Officer

EDISON, N.J., Jan. 13, 2015 /PRNewswire/ — ContraVir Pharmaceuticals, Inc. (CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today the appointment of John Sullivan-Bolyai, M.D., MPH, as the Company’s Chief Medical Officer.

James Sapirstein, Chief Executive Officer of ContraVir, commented, “We are proud to appoint Dr. Sullivan-Bolyai as our Chief Medical Officer. John’s many years of experience overseeing the complete development of multiple antiviral programs, especially in the hepatitis B space, at large pharmaceutical companies will strategically bolster our corporate vision. Additionally, his reputation as an expert in HBV strengthens our confidence that ContraVir will successfully execute on its clinical milestones. His development experience in our target indications makes this appointment the strongest strategic choice.”

Dr. Sullivan-Bolyai added, “ContraVir Pharmaceuticals understands the growing need for innovative therapies in the antiviral market and under the leadership of James, has positioned itself to capture that unmet need by identifying ideal novel compounds and consistently improving their development paths. I’m proud to join their seasoned management team and help manage the clinical development of ContraVir’s innovative pipeline.”

Most recently, Dr. Sullivan- Bolyai was the Executive Director of Infectious Disease clinical research at Merck where he oversaw multiple HCV protocols in all three phases of clinical development. Prior to this, he was the Vice-President of Clinical Research at Idenix where he managed all medical aspects of the HIV and HCV programs. Additionally, he was responsible for the transition of Idenix’s clinical team to Merck, which acquired Idenix. Prior to joining Idenix, Dr. Sullivan-Bolyai worked at Anadys Pharmaceuticals on hepatitis C and at Valeant Pharmaceuticals International on Valeant’s nucleotide prodrug for the treatment of chronic hepatitis B infection. Previously, he held various medical and operations positions at Biomeasure and Serono Laborotaries in Massachusetts, working on coagulation, immunomodulatory, endocrine, and gastrointestinal compounds. He began his career with Hoffmann-La Roche where he worked on a variety of compounds for the treatment of bacterial infections, HCV and HIV.

Dr. Sullivan-Bolyai received an MD, MPH from the University of Washington in Seattle. He completed his infectious diseases fellowship training at the Children’s Orthopedic Hospital and Medical Center, Seattle, WA, followed by academic positions at UCLA and the University of Illinois.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies. ContraVir’s lead candidate, FV-100, is an orally available nucleoside analogue prodrug being developed for the treatment of shingles, a disease caused by the reactivation of varicella zoster virus (VZV) infection.  Published preclinical studies demonstrate that FV-100 is significantly more potent against VZV than acyclovir, famcyclovir and valacyclovir, the FDA approved drugs for treating shingles. FV-100 has been shown to have a more rapid onset of antiviral activity in preclinical models and may fully inhibit the replication of VZV more rapidly than these drugs, at significantly lower concentrations, resulting in a better dosing regimen. Phase I trials of FV-100 in volunteers were successfully completed, as well as a Phase IIa clinical trial in shingles patients. ContraVir plans to conduct a large trial in patients with shingles to further explore FV-100’s potential to treat the long-lasting nerve pain typically associated with shingles. ContraVir was formed in May 2013 by Synergy Pharmaceuticals Inc. (SGYP) and spun off as an independent public company in January 2014. For more information, please visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)
jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)
csojda@tiberend.com; (212) 375-2686